UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
_____________________________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 1, 2016
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HALOZYME THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)
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Delaware	001-32335	88-0488686
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11388 Sorrento Valley Road, San Diego, California	92121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(858) 794-8889
Not Applicable
(Former name or former address, if changed since last report)
 _________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)    On September 1, 2016, Halozyme Therapeutics, Inc. (the “Company”) announced that Mark J. Gergen has been appointed to serve as the Company’s Senior Vice President and Chief Operating Officer effective immediately.

From February 2013 until August 2016, Mr. Gergen, age 54, served as Executive Vice President and Chief Operating Officer at Mirati Therapeutics, Inc., a clinical-stage biopharmaceutical company focused on developing a pipeline of targeted oncology products. From May 2005 to November 2012, Mr. Gergen served in senior management positions, including most recently as Senior Vice President, Corporate Development, at Amylin Pharmaceutical, Inc., a biopharmaceutical company that was focused on the development and commercialization of medicines to treat chronic diseases. Mr. Gergen received a J.D. from the University of Minnesota Law School and a B.A. in Business Administration from Minot State University.

There are no family relationships between Mr. Gergen and any director, executive officer or person nominated or chosen by the Company to become a director or executive officer. Mr. Gergen does not have a direct or indirect material interest in any transaction or arrangement in which the Company is a participant.

Mr. Gergen will be paid an annual base salary of $435,000 and he will be eligible to participate in the Company’s executive officer incentive plans, with a 2016 bonus target equal to 45% of his prorated base salary. Upon joining the Company, Mr. Gergen received a stock option grant for 333,890 shares of common stock. The option grant will vest on the Company’s standard four year vesting schedule.

On September 1, 2016, the Company issued a press release announcing the appointment of Mr. Gergen as Senior Vice President and Chief Operating Officer. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Press release dated September 1, 2016

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HALOZYME THERAPEUTICS, INC.

September 1, 2016	By:	/s/ Harry J. Leonhardt
	Name:	Harry J. Leonhardt, Esq.
	Title:	Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary

EXHIBIT LIST

Exhibit No.	Description

99.1	Press release dated September 1, 2016